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Exhibit 99.2

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated and Combined Financial Statements and the accompanying notes included elsewhere in this Report. The following discussion may contain forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this Report, particularly in "Forward-Looking Information," as well as those discussed in "Part I. Item 1A. Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended September 28, 2007.

Separation From Tyco International Ltd.

        Effective June 29, 2007, Tyco Electronics Ltd. ("Tyco Electronics" or the "Company", which may be referred to as "we," "us," or "our"), a company organized under the laws of Bermuda, became the parent company of the former electronics businesses of Tyco International Ltd. ("Tyco International"). On June 29, 2007, Tyco International distributed all of its shares of Tyco Electronics, as well as its shares of its former healthcare businesses ("Covidien"), to its common shareholders (the "Separation").

        The Consolidated and Combined Financial Statements reflect the consolidated operations of Tyco Electronics Ltd. and its subsidiaries as an independent, publicly-traded entity as of June 29, 2007 and a combined reporting entity comprising the assets and liabilities used in managing and operating the electronics businesses of Tyco International, including Tyco Electronics Ltd., prior to June 29, 2007.

        Our Consolidated and Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Consolidated and Combined Financial Statements for periods prior to and including June 29, 2007 may not be indicative of our future performance and do not necessarily reflect what our consolidated and combined results of operations, financial position, and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented, including changes in our operations and capitalization as a result of our separation from Tyco International. Certain general corporate overhead, net class action settlement costs, and other expenses as well as debt and related net interest expense for periods prior to the Separation have been allocated to us by Tyco International. Management believes such allocations are reasonable; however, they may not be indicative of our actual results had we been operating as an independent, publicly-traded company for the periods presented. See Note 17 to the Consolidated and Combined Financial Statements included in this Report for further information regarding allocated expenses.

        As discussed elsewhere in this Report, prior to the Separation, we used the corporate services of Tyco International for a variety of functions including treasury, tax, legal, internal audit, human resources, and risk management. We currently perform these functions. The costs of these functions may be different than prior to the Separation. We also may incur additional costs associated with being an independent, publicly-traded company. These additional anticipated costs are not reflected in our historical Combined Financial Statements for periods prior to June 29, 2007.

Overview

        We are a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems, and wireless systems. We operate through four reporting segments: Electronic Components, Network Solutions, Undersea Telecommunications, and Wireless Systems. We design, manufacture, and market approximately 500,000 different products for customers in industries ranging from automotive, appliance, and aerospace and defense to telecommunications, computer, and consumer electronics. We believe the end markets that we sell into are balanced with the total end market demand for electronic components.

        We service our customers primarily through our direct sales force that serves customers in over 150 countries. The sales force is supported by over 7,000 engineers, as well as globally deployed manufacturing sites. Through our sales force and engineering resources, we are able to collaborate with our customers anywhere in the world to provide highly engineered products and solutions to meet their needs.

        Our strategic objective is to increase our revenue and profitability across all of our segments in the markets we serve. This strategy is dependent upon the following strategic priorities:

  •
  continue to focus our existing portfolio;

  •
  leverage our market leadership position to increase our market share;

  •
  achieve market leadership in attractive and under-penetrated industries;

  •
  extend our leadership in key emerging markets;

  •
  supplement organic growth with strategic acquisitions;

  •
  improve operating margins; and

  •
  accelerate new product development through research and development excellence.

        Key business factors that influenced our results of operations for the periods discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations include:

  •
  Market conditions.    We have experienced sales growth that was driven by the continued increased use of electronics across the end markets that we serve. This sales growth was achieved despite industry pricing pressures. Over the periods shown, we have experienced price erosion in the range of 2% to 4%. We expect price erosion to continue in the future. The increase in our net sales for each fiscal year in the periods shown reflects volume increases that more than offset the impact of pricing pressures.

  •
  Raw material price increases.    We purchase approximately 200 million pounds of copper and approximately 250,000 troy ounces of gold annually. During the periods shown, the prices of these key raw materials, as well as the prices of certain other raw materials, have increased substantially. The following table illustrates the increase in average prices related to the most significant raw materials, copper and gold, during the periods presented:

		Fiscal Year
	Measure	2007	2006	2005
Copper	Lb.	$3.20	$2.80	$1.53
Gold	Troy oz.	$653	$572	$432

    As a general matter, we have been able to pass only a portion of the increased cost of these raw materials through to our customers. As a result, raw materials price increases adversely affected our gross margins.

  •
  Foreign exchange.    Approximately 52% of our net sales are invoiced in currencies other than the U.S. dollar. Our results of operations are influenced by changes in foreign currency exchange rates. Increases or decreases in the value of the U.S. dollar, compared to other currencies, will directly affect our reported results as we translate those currencies into U.S. dollars at the end of each fiscal period. The percentage of net sales in fiscal 2007 by major currencies invoiced was as follows:

US Dollar	48%
Euro	30
Japanese Yen	7
British Pound Sterling	3
Chinese Renminbi	3
Korean Won	2
All Others	7

Total	100%

  Discontinued Operations

        In March 2008, our board of directors authorized us to pursue the divestiture of our Radio Frequency Components and Subsystem business, and in May 2008, we entered into a definitive agreement to sell the business for $425 million in cash. The sale transaction is expected to close by the end of calendar year 2008. We have reclassified amounts previously reported to reflect this business as a discontinued operation in all periods presented. Prior to reclassification to held for sale, this business was a component of our Wireless Systems segment. See Note 26 to the Consolidated and Combined Financial Statements included in this Report for additional information.

        The divestiture of our Power Systems business was authorized during fiscal 2007. As a result, we assessed Power Systems' assets for impairment under Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets," using a probability-weighted set of expected cash flows from the eventual disposition. We recorded a $435 million after-tax, $585 million pre-tax, impairment charge in the third quarter of fiscal 2007 in (loss) income from discontinued operations, net of income taxes on the Consolidated and Combined Statement of Operations. Subsequent to year end, we completed the sale of the Power Systems business for $102 million in net cash proceeds and recorded a $56 million pre-tax gain on the sale. The proceeds received are subject to a final working capital adjustment. For additional information, see Note 26 to the Consolidated and Combined Financial Statements included in this Report.

        During 2006, we entered into a definitive agreement to divest our Printed Circuit Group business. In the first quarter of fiscal 2007, we completed the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        The Power Systems and Printed Circuit Group businesses have been included in discontinued operations for all periods presented in our Consolidated and Combined Financial Statements. Prior to reclassification to held for sale, these businesses were components of the Other segment, which has been renamed the Undersea Telecommunications segment. See Note 5 to the Consolidated and Combined Financial Statements included in this Report for additional information regarding discontinued operations.

  Divestitures and Manufacturing Simplification

        As part of our strategy, we regularly review and consider the divestiture of underperforming or non-strategic businesses to improve our operating results and better utilize our capital. Some of these divestitures may have a material impact on our Consolidated Financial Statements. We currently believe that these divestitures, including the anticipated divestiture of our Radio Frequency Subsystem business discussed above, the divestiture of the Power Systems business discussed above, and other product exits, could reduce our consolidated net sales by approximately 15%. We have made strategic divestitures in the past, such as our Printed Circuit Group business discussed above, and expect that we may make additional divestitures in the future.

        We plan to continue to simplify our global manufacturing footprint, by migrating facilities from high-cost to low-cost countries, consolidating within countries, and transferring product lines to low-cost countries. These initiatives are designed to help us to maintain our competitiveness in the industry. In connection with our manufacturing rationalization plan, we expect to incur restructuring charges of approximately $130 million in fiscal 2008 and up to $250 million from fiscal 2009 through 2010.

        In November 2004, we agreed to sell the Tyco Global Network, our undersea fiber optic telecommunications network. This business had been part of our Other segment, which has been renamed the Undersea Telecommunications segment. We closed this sale on June 30, 2005. As part of the sale, we received cash proceeds of $130 million, and the purchaser assumed certain liabilities. The divestiture resulted in a pre-tax gain on sale of $301 million. See Note 5 to the Consolidated and Combined Financial Statements included in this Report for additional information regarding divestitures.

  Class Action Settlement

        On May 14, 2007, Tyco International entered into a memorandum of understanding with plaintiffs' counsel in connection with the settlement of 32 purported securities class action lawsuits. The memorandum of understanding does not resolve all securities cases, and several remain outstanding. In addition, the proposed settlement does not release claims arising under the Employee Retirement Income Security Act ("ERISA").

        Under the terms of the memorandum of understanding, the plaintiffs have agreed to release all claims against Tyco International, the other settling defendants, and ten other individuals in consideration for the payment of $2,975 million from Tyco International to the certified class. The parties to the memorandum of understanding applied to the court for approval of the settlement agreement. On July 13, 2007, the court granted preliminary approval of the settlement. On November 2, 2007, the final fairness hearing for the class settlement was held, and the court indicated it would approve the settlement and stated a formal ruling would be issued shortly. If the settlement agreement does not receive final court approval, the memorandum of understanding will be null and void. By December 28, 2007, class participants must file their proofs of claim demonstrating their right to recovery under the class settlement.

        Under the terms of the Separation and Distribution Agreement that was entered into in connection with the Separation, Tyco International, Covidien, and Tyco Electronics are jointly and severally liable for the full amount of the class action settlement. Additionally, under the Separation and Distribution Agreement, the companies share in the liability and related escrow account with Tyco International assuming 27%, Covidien 42%, and Tyco Electronics 31% of the total settlement amount.

        In the third quarter of fiscal 2007, we were allocated a charge from Tyco International of $922 million for which no tax benefit was available. In addition, in fiscal 2007, we were allocated $35 million of income relating to Tyco International's expected recovery of certain costs from insurers, of which $31 million has been collected. The net charge of $887 million has been recorded on the Consolidated and Combined Statement of Operations as allocated class action settlement costs, net. The portions allocated to us are consistent with the sharing percentage included in the Separation and Distribution Agreement. Tyco International placed funds in escrow for the benefit of the class. The escrow account earns interest that is payable to the class. In addition, interest is accrued on the class action settlement liability. At fiscal year end 2007, we recorded $928 million on the Consolidated Balance Sheet for our portion of the escrow. We also recorded a $2,992 million liability and a $2,064 million receivable from Tyco International and Covidien for their portion of the liability at fiscal year end 2007.

        If the proposed settlement were not consummated on the agreed terms or if the unresolved proceedings were to be determined adversely to Tyco International, our share of any additional potential losses, which are not presently estimable, may have a material adverse effect on our financial position, results of operations, or cash flows.

Non-GAAP Financial Measures

        Organic net sales growth, which is included in the discussion below, is a non-GAAP financial measure. The difference between reported net sales growth (the most comparable GAAP measure) and organic net sales growth (the non-GAAP measure) consists of the impact from foreign currency exchange rates, acquisitions, and divestitures. Organic net sales growth is a useful measure which we use to measure the underlying results and trends in our business. It excludes items that are not completely under management's control, such as the impact of changes in foreign currency exchange rates, and items that do not reflect the underlying growth of the company, such as acquisition and divestiture activity.

        We believe organic net sales growth provides useful information to investors because it reflects the underlying growth from the ongoing activities of our business. Furthermore, it provides investors with a view of our operations from management's perspective. We use organic net sales growth to monitor and evaluate performance, as it is an important measure of the underlying results of our operations. Management uses organic net sales growth together with GAAP measures such as net sales growth and operating income in its decision making processes related to the operations of our reporting segments and our overall company. We believe that investors benefit from having access to the same financial measures that management uses in evaluating operations. The discussion and analysis of organic net sales growth in Results of Operations below utilizes organic net sales growth as management does internally. Because organic net sales growth calculations may vary among other companies, organic net sales growth amounts presented below may not be comparable with similarly titled measures of other companies. Organic net sales growth is a non-GAAP financial measure that is not meant to be considered in isolation or as a substitute for GAAP measures. The primary limitation of this measure is that it excludes items that have an impact on our net sales. This limitation is best addressed by evaluating organic net sales growth in combination with our GAAP net sales. The tables presented in Results of Operations below provide reconciliations of organic net sales growth to net sales growth calculated under GAAP.

Results of Operations

Consolidated and Combined Operations

        The following table sets forth certain items from our Consolidated and Combined Statements of Operations and the percentage of net sales that such items represent for the periods shown.

	Fiscal
	2007		2006		2005
	($ in millions)
Net sales	$12,959	100.0%	$11,811	100.0%	$10,924	100.0%
Cost of sales	9,620	74.2	8,617	73.0	7,946	72.7
Gross income	3,339	25.8	3,194	27.0	2,978	27.3
Selling, general, and administrative expenses	1,600	12.3	1,445	12.2	1,329	12.2
Allocated class action settlement costs, net	887	6.8	—	—	—	—
Separation costs	44	0.3	—	—	—	—
Restructuring and other charges (credits), net	92	0.7	7	0.1	(11)	(0.1)
Gain on divestiture	—	—	—	—	(301)	(2.8)
Income from operations	716	5.5	1,742	14.7	1,961	18.0
Interest income	53	0.4	48	0.4	44	0.4
Interest expense	(231)	(1.8)	(256)	(2.2)	(292)	(2.7)
Other expense, net	(219)	(1.7)	—	—	(365)	(3.3)
Income from continuing operations before income taxes and minority interest	319	2.5	1,534	13.0	1,348	12.3
Income taxes	(491)	(3.8)	(81)	(0.7)	(363)	(3.3)
(Loss) income from continuing operations	(178)	(1.4)	1,447	12.3	979	9.0
(Loss) income from discontinued operations, net of income taxes	(376)	(2.9)	(246)	(2.1)	154	1.4
Net (loss) income	$(554)	(4.3)%	$1,193	10.1%	$1,144	10.5%

        Net Sales.    Net sales increased $1,148 million, or 9.7%, to $12,959 million in fiscal 2007 from $11,811 million in fiscal 2006. In fiscal 2006, net sales increased $887 million, or 8.1%, to $11,811 million from $10,924 million in fiscal 2005. Foreign currency exchange rates, primarily the euro, favorably impacted net sales by $429 million, or 3.6%, in fiscal 2007, negatively impacted net sales by $172 million, or 1.6%, in fiscal 2006, and favorably impacted net sales by $281 million, or 2.8%, in fiscal 2005. On an organic basis, net sales increased 5.9% in fiscal 2007 primarily reflecting strong growth in our Undersea Telecommunications segment and sales in international markets. In fiscal 2006 and fiscal 2005, organic net sales growth was 9.9% and 5.6%, respectively, reflecting increases in volume partially offset by price erosion. Price erosion adversely affected net sales by $197 million in fiscal 2007, $286 million in fiscal 2006, and $387 million in fiscal 2005. See further discussion below under Results of Operations by Segment.

        The following table sets forth the percentage of our total net sales by geographic region:

	Fiscal
	2007	2006	2005
Americas	35%	36%	37%
Europe/Middle East/Africa (EMEA)	37	36	37
Asia-Pacific	28	28	26

Total	100%	100%	100%

        The following table provides an analysis of the change in our net sales compared to the prior fiscal year by geographic region:

	Fiscal
	2007						2006
							Change in Net Sales versus Prior Fiscal Year
	Change in Net Sales versus Prior Fiscal Year
										Acquisitions (Divestitures)
	Organic(1)		Translation(2)	Acquisitions	Total		Organic(1)		Translation(2)		Total
	($ in millions)
Americas(3)	$173	4.1%	$101	$—	$274	6.5%	$127	3.2%	$94	$(29)	$192	4.8%
Europe/Middle East/Africa	227	5.3	308	17	552	12.9	415	10.3	(195)	11	231	5.7
Asia-Pacific	302	9.0	20	—	322	9.6	535	18.5	(71)	—	464	16.0

Total	$702	5.9%	$429	$17	$1,148	9.7%	$1,077	9.9%	$(172)	$(18)	$887	8.1%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3)
The Americas includes our Undersea Telecommunications segment.

        The following table sets forth the percentage of our total net sales by segment:

	Fiscal
	2007	2006	2005
Electronic Components	78%	79%	80%
Network Solutions	15	15	14
Undersea Telecommunications	4	3	3
Wireless Systems	3	3	3

Total	100%	100%	100%

        The following table provides an analysis of the change in our net sales compared to the prior fiscal year by segment:

	Fiscal
	2007						2006
							Change in Net Sales versus Prior Fiscal Year
	Change in Net Sales versus Prior Fiscal Year
										Acquisitions (Divestitures)
	Organic(1)		Translation(2)	Acquisitions	Total		Organic(1)		Translation(2)		Total
	($ in millions)
Electronic Components	$375	4.0%	$333	$17	$725	7.7%	$769	8.8%	$(151)	$11	$629	7.2%
Network Solutions	61	3.5	96	—	157	9.0	238	15.6	(24)	—	214	14.0
Undersea Telecommunications	266	88.9	(1)	—	265	88.3	49	17.4	1	(29)	21	7.5
Wireless Systems	—	—	1	—	1	0.3	21	5.9	2	—	23	6.4

Total	$702	5.9%	$429	$17	$1,148	9.7	$1,077	9.9%	$(172)	$(18)	$887	8.1%

(1)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(2)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

        Cost of Sales and Gross Income.    In fiscal 2007, gross income increased by $145 million over fiscal 2006; however, gross income as a percentage of net sales decreased by 120 basis points. Our margin percentage declined due to higher organic growth in lower margin markets such as Undersea Telecommunications. We also were negatively impacted by lower plant productivity in North America as a result of sales declines in that market by our Electronic Components segment in fiscal 2007.

        Gross income increased by $216 million in fiscal 2006 over fiscal 2005, but decreased as a percentage of net sales by 30 basis points. This decline as a percentage of net sales was attributable to increases in raw material costs, primarily metals, which unfavorably affected fiscal 2006 gross income by $293 million when compared to fiscal 2005.

        Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses as a percentage of net sales were 12.3% and 12.2% in fiscal 2007 and fiscal 2006, respectively. Prior to Separation, selling, general, and administrative expenses included allocated overhead expenses from Tyco International, which decreased by $25 million to $152 million in fiscal 2007 as compared to $177 million in fiscal 2006. We incurred costs of $41 million in fiscal 2007 related to building separate company functions that did not exist in the prior fiscal year. A portion of these costs were duplicative in fiscal 2007 as we were also allocated costs related to these functions from Tyco International until the Separation date.

        Selling, general, and administrative expenses as a percentage of net sales were 12.2% in both fiscal 2006 and fiscal 2005. Selling, general, and administrative expenses include the effect of the adoption of SFAS No. 123R, "Share Based Payment," which resulted in incremental stock option charges of $40 million in fiscal 2006, as compared to fiscal 2005.

        Allocated Class Action Settlement Costs, Net.    As discussed above, in connection with the class action settlement, we were allocated a net charge from Tyco International of $887 million in fiscal 2007. See Note 16 to the Consolidated and Combined Financial Statements included in this Report for further information regarding the class action settlement and allocated net costs.

        Separation Costs.    In connection with the Separation, we incurred costs of $44 million in fiscal 2007, primarily related to employee costs, including $11 million of non-cash compensation expense related to the conversion of share option awards at Separation and $12 million related to the acceleration of restricted share award vesting as a result of Separation. See Note 23 to the Consolidated and Combined Financial Statements included in this Report for further information on the conversion of Tyco International share option awards into Tyco Electronics share option awards and the acceleration of restricted share award vesting.

        Restructuring and Other Charges (Credits), Net.    Net restructuring and other charges were $92 million in fiscal 2007 compared to $7 million in fiscal 2006. Total charges, including amounts reflected in cost of sales, increased $84 million to $97 million in fiscal 2007 from $13 million in fiscal 2006. Increases resulted from our strategic priority to simplify our manufacturing footprint.

        During fiscal 2007, we initiated restructuring actions to exit manufacturing operations and migrate product lines to low cost countries in the Electronic Components and Network Solutions segments and to rationalize certain product lines in the Wireless Systems segment. Restructuring charges recorded in fiscal 2007 primarily related to employee severance and benefits.

        Net restructuring and other credits of $11 million in fiscal 2005 primarily resulted from the sale of previously written down assets for amounts greater than originally estimated and the completion of exit activities related to previously acquired operations for amounts less than originally established as acquisition liabilities.

        See Note 4 to the Consolidated and Combined Financial Statements included in this Report for further information regarding restructuring and other charges (credits), net.

        Gain on Divestiture.    In fiscal 2005, income from continuing operations benefited from the pre-tax $301 million gain on the divestiture of the Tyco Global Network.

        Income from Operations.    Income from operations was $716 million, or 5.5% of net sales, in fiscal 2007 as compared to $1,742 million, or 14.7%, of net sales, in fiscal 2006. The decline resulted primarily from allocated net class action settlement costs of $887 million in fiscal 2007 and a higher level of restructuring and other charges of $84 million related to our strategic initiative to simplify our manufacturing operations.

        Income from operations was $1,742 million in fiscal 2006 compared to $1,961 million in fiscal 2005. The decrease was driven by a gain on divestiture in fiscal 2005 of $301 million. The remaining change was driven by an increase in net sales negatively offset by increased raw material costs.

Results of Operations by Segment

  Electronic Components

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$10,111	$9,386	$8,757
Income from operations	$1,339	$1,404	$1,398
Operating margin	13.2%	15.0%	16.0%

        The following table sets forth Electronic Components' percentage of total net sales by primary industry end market(1):

	Fiscal
	2007	2006	2005
Automotive	39%	38%	40%
Computer	11	12	11
Communication Equipment	8	8	7
Appliance	5	5	5
Industrial Machinery	5	5	4
Aerospace and Defense	4	3	3
Consumer Electronics	2	2	2
Other	26	27	28

Total	100%	100%	100%

    (1)
    Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Electronic Components' net sales compared to the prior fiscal year by primary industry end market(1):

	Fiscal
	2007						2006
	Change in Net Sales versus Prior Fiscal Year						Change in Net Sales versus Prior Fiscal Year
	Organic(2)		Translation(3)	Acquisitions (Divestitures)	Total		Organic(2)		Translation(3)	Acquisitions (Divestitures)	Total
	($ in millions)
Automotive	$192	5.4%	$176	$17	$385	10.8%	$172	5.0%	$(70)	$11	$113	3.3%
Computer	(44)	(3.9)	17	—	(27)	(2.4)	115	11.5	(5)	—	110	11.0
Communication Equipment	45	6.1	22	—	67	9.1	101	15.8	(5)	—	96	15.0
Appliance	17	3.5	16	—	33	6.7	42	9.5	(3)	—	39	8.9
Industrial Machinery	53	11.5	17	—	70	15.2	85	22.0	(16)	—	69	17.9
Aerospace and Defense	32	10.5	9	—	41	13.4	9	3.1	(3)	—	6	2.0
Consumer Electronics	21	11.7	4	—	25	13.4	31	19.1	(1)	—	30	18.5
Other	59	2.3	72	—	131	5.1	214	9.2	(48)	—	166	7.1

Total	$375	4.0%	$333	$17	$725	7.7%	$769	8.8%	$(151)	$11	$629	7.2%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the change in net sales resulting from changes in foreign currency exchange rates.

  Fiscal 2007 Compared to Fiscal 2006

        Electronic Components' net sales increased $725 million, or 7.7%, to $10,111 million in fiscal 2007 from $9,386 million in fiscal 2006. Approximately $333 million, or 3.5%, of the increase was due to the strengthening of certain foreign currencies in fiscal 2007 as compared to fiscal 2006. Organic net sales growth of 4.0% in fiscal 2007 over fiscal 2006 was attributable to increases in volume partially offset by price erosion.

        In fiscal 2007, Electronic Components' organic net sales growth by industry end market was strongest in the consumer electronics, industrial machinery, and aerospace and defense end markets. Our organic growth of 11.7% in the consumer electronics market in fiscal 2007 as compared to fiscal 2006 resulted from continued strong consumer demand as well as our continued focus on this market. In the industrial machinery market, our organic net sales growth of 11.5% in fiscal 2007 over fiscal 2006 resulted from strong demand globally as companies continued to invest in factory automation. In the aerospace and defense market, our organic net sales growth of 10.5% in fiscal 2007 over fiscal 2006 was driven primarily by strength in North America and Europe in the commercial aerospace market. Our organic net sales growth of 5.4% in the automotive market in fiscal 2007 over fiscal 2006 was attributable to growth in the Asia-Pacific region of 13.0% and the EMEA region of 5.4% partially offset by a decline in the North America region that was driven by reduced production by automotive manufacturers. Finally, in the computer market, our organic net sales declined 3.9% in fiscal 2007 as compared to fiscal 2006 due to a strategic decision to exit certain low-margin products which negatively impacted net sales by $83 million.

        Electronic Components' operating income decreased $65 million, or 4.6%, to $1,339 million fiscal 2007 from $1,404 million in fiscal 2006. Benefits from higher sales and favorable foreign currency increases were reduced by lower productivity resulting from sales declines in North America primarily in automotive, housing related, and communication equipment markets. Also, restructuring costs in fiscal 2007 increased $45 million as compared to fiscal 2006, and segment results included $33 million of costs in fiscal 2007 that related to our separation from Tyco International that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        In fiscal 2006, Electronic Components' net sales increased $629 million, or 7.2%, to $9,386 million from $8,757 million in fiscal 2005. The weakening of certain foreign currencies negatively affected net sales by $151 million, or 1.7%. Organic net sales growth of 8.8% in fiscal 2006 resulted from increases in volume partially offset by price erosion.

        Electronic Components' fiscal 2006 organic net sales growth by industry end market was strongest in the communication equipment, computer, industrial machinery, and consumer electronics markets. Our organic net sales growth of 15.8% in the communication equipment market in fiscal 2006 over fiscal 2005 was driven by strong demand across the entire market including infrastructure equipment and mobile phones. In the computer market, our organic net sales growth of 11.5% was driven by computer shipment growth that was strong throughout all of fiscal 2006. In the industrial machinery market, our organic net sales growth of 22.0% resulted from strong demand globally as companies continued to invest in factory automation. In the consumer electronics market, our organic net sales growth of 19.1% in fiscal 2006 over fiscal 2005 was attributable to continued strong consumer demand as well as our continued increased focus on this market. Our organic net sales growth of 5.0% in the automotive market resulted from strong growth in Asia-Pacific of 8.5% offset by flat sales in EMEA and the Americas. In the aerospace and defense market, our organic net sales growth slowed to 3.1% in fiscal 2006 due to a slowdown in defense electronics spending in the programs in which we participate, offset by increased sales related to commercial aircraft builds.

        Electronic Components' operating income increased $6 million to $1,404 million in fiscal 2006 from $1,398 million in fiscal 2005. Benefits from increased sales volume and cost improvement initiatives were offset by price erosion and increased raw material prices in fiscal 2006. Increased raw material costs negatively affected margins by $261 million in fiscal 2006 as compared to fiscal 2005. Also, the adoption of SFAS No. 123R negatively affected fiscal 2006 results by $33 million. Finally, the weakening of certain foreign currencies negatively impacted fiscal 2006 results by $19 million as compared to fiscal 2005.

  Network Solutions

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$1,897	$1,740	$1,526
Income from operations	$231	$268	$225
Operating margin	12.2%	15.4%	14.7%

        The following table sets forth Network Solutions' percentage of total net sales by primary industry end market(1):

	Fiscal
	2007	2006	2005
Energy	45%	44%	45%
Communication Service Provider	28	31	30
Building Networks	24	22	21
Other	3	3	4

Total	100%	100%	100%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

        The following table provides an analysis of the change in Network Solutions' net sales compared to the prior fiscal year by primary industry end market(1):

	Fiscal
	2007					2006
	Change in Net Sales versus Prior Fiscal Year					Change in Net Sales versus Prior Fiscal Year
	Organic(2)		Translation(3)	Total		Organic(2)		Translation(3)	Total
	($ in millions)
Energy	$43	5.7%	$47	$90	11.9%	$69	10.1%	$6	$75	11.0%
Communication Service Provider	(41)	(7.4)	25	(16)	(2.9)	101	22.3	(4)	97	21.5
Building Networks	61	16.2	19	80	21.4	64	19.9	(10)	54	16.9
Other	(2)	(2.7)	5	3	5.0	4	5.6	(16)	(12)	(16.7)

Total	$61	3.5%	$96	$157	9.0%	$238	15.6%	$(24)	$214	14.0%

(1)
Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

(2)
Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.

(3)
Represents the percentage change in net sales resulting from changes in foreign currency exchange rates.

  Fiscal 2007 Compared to Fiscal 2006

        Network Solutions' net sales increased $157 million, or 9.0%, to $1,897 million in fiscal 2007 from $1,740 million in fiscal 2006. The strengthening of certain foreign currencies, primarily the euro, favorably affected net sales by $96 million, or 5.5%, in fiscal 2007 over fiscal 2006. Organic net sales growth was $61 million, or 3.5%, in fiscal 2007 over fiscal 2006.

        In fiscal 2007, Network Solutions' organic net sales growth was strong in the building networks and energy end markets; however, our organic net sales declined in the communication service provider market. In the building networks market, our organic net sales growth of 16.2% in fiscal 2007 over fiscal 2006 resulted from higher pricing on copper cabling products as well as increases in non-residential construction spending and network upgrades in existing buildings. Our organic net sales growth of 5.7% in the energy market in fiscal 2007 as compared to fiscal 2006 resulted from solid growth in EMEA due to continued strong demand for high voltage products used to replace/upgrade aging grids in developed countries. On an organic basis, net sales decreased 7.4% in the communication service provider market in fiscal 2007 as compared to fiscal 2006, reflecting a pause in spending on fiber network deployments by certain operators compared to strong sales in the same period last year due to hurricane-related spending in the Americas and the accelerated build-out of fiber networks by certain operators in Europe.

        Network Solutions' operating income decreased $37 million, or 13.8%, to $231 million in fiscal 2007 from $268 million in fiscal 2006. Price increases offset increased raw material costs. The operating income decrease resulted from a $26 million increase in restructuring cost and a lower margin sales mix due to the sales decline in the communication service provider market in fiscal 2007 as compared to fiscal 2006. Also, in fiscal 2007, we incurred $5 million of costs related to our separation from Tyco International that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        Network Solutions' net sales increased $214 million, or 14.0%, to $1,740 million in fiscal 2006 from $1,526 million in fiscal 2005. Organic net sales growth of $238 million, or 15.6%, in fiscal 2006 over fiscal 2005, resulted primarily from increases in volume. Organic net sales growth was partially offset by

$24 million, or 1.6%, of unfavorable changes in foreign currency exchange rates. The impact of price erosion on fiscal 2006 net sales was minimal as a result of our pricing actions to recover material cost increases.

        In fiscal 2006, Network Solutions' organic net sales growth was strong across the energy, communication service provider, and building networks industry end markets. In the energy market, our organic net sales growth of 10.1% in fiscal 2006 over fiscal 2005 was due primarily to the continued increased spending on grid infrastructure improvements, as well as the build-out of the grid infrastructure in emerging markets. Our organic growth of 22.3% in the communication service provider market in fiscal 2006 over fiscal 2005 was driven by the continued build-out by certain operators in Europe and the United States of fiber networks and, to a lesser extent, sales that were driven by the rebuilding required in the United States resulting from hurricane activity. In the building networks market, our organic growth of 19.9% in fiscal 2006 over fiscal 2005 resulted from increased non-residential construction spending, increased spending to upgrade networks in existing buildings, and increased pricing to offset increased raw material costs.

        Network Solutions' operating income increased $43 million, or 19.1%, to $268 million in fiscal 2006 from $225 million in fiscal 2005. The improvement was driven by the net sales growth of 14.0% in fiscal 2006 over fiscal 2005. The benefits of pricing actions and cost improvement initiatives were partially offset by increased raw material costs, primarily metals, of $28 million in fiscal 2006 and the $4 million negative impact related to the adoption of SFAS No. 123R in fiscal 2006.

  Undersea Telecommunications

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$565	$300	$279
Income from operations	$38	$15	$292
Operating margin	6.7%	5.0%	104.7%

  Fiscal 2007 Compared to Fiscal 2006

        Net sales in the Undersea Telecommunications segment increased $265 million, or 88.3%, to $565 million in fiscal 2007 from $300 million in fiscal 2006. On an organic basis, net sales increased by 88.9% in fiscal 2007 as compared to fiscal 2006 from our execution of the construction of a transoceanic system that connects the U.S. and China as well as a project in the oil and gas market.

        Undersea Telecommunications had operating income of $38 million in fiscal 2007 compared to $15 million in fiscal 2006 primarily as a result of increases in sales. Restructuring costs in fiscal 2007 increased $9 million as compared to fiscal 2006, and segment results included $1 million of costs in fiscal 2007 that related to our separation from Tyco International that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        Net sales in the Undersea Telecommunications segment increased $21 million, or 7.5%, to $300 million in fiscal 2006 from $279 million in fiscal 2005. Organic net sales growth of 17.4% was driven by the continued increase in the number of regional system builds and upgrades of existing systems. Foreign currencies had a minimal impact on net sales. Fiscal 2006 net sales were negatively affected by the fiscal 2005 divestiture of the Tyco Global Network, which reported fiscal 2005 net sales of approximately $29 million.

        The Undersea Telecommunications segment had operating income of $15 million in fiscal 2006 compared to $292 million in fiscal 2005. In fiscal 2005, operating income benefited from the

$301 million gain on the sale of the Tyco Global Network. The adoption of SFAS No. 123R negatively affected fiscal 2006 operating income by $1 million.

  Wireless Systems

	Fiscal
	2007	2006	2005
	($ in millions)
Net sales	$386	$385	$362
Income from operations	$39	$55	$46
Operating margin	10.1%	14.3%	12.7%

  Fiscal 2007 Compared to Fiscal 2006

        In fiscal 2007, Wireless Systems' net sales increased $1 million to $386 million from $385 million in fiscal 2006. Organic net sales were flat in fiscal 2007 as compared to fiscal 2006 as increases in government spending in the public safety market offset reduced demand for equipment related to public safety channel re-banding programs. The impact of foreign currency exchange rates was minimal.

        In fiscal 2007, Wireless Systems' operating income decreased $16 million, or 29.1%, to $39 million from $55 million in fiscal 2006. Increased engineering and selling investment in fiscal 2007 as compared to fiscal 2006 negatively impacted operating income. In addition, operating income was negatively impacted by increased restructuring costs of $4 million in fiscal 2007 as compared to fiscal 2006 and $2 million of costs related to our separation from Tyco International in fiscal 2007 that did not exist in fiscal 2006.

  Fiscal 2006 Compared to Fiscal 2005

        Wireless Systems' net sales increased $23 million, or 6.4%, to $385 million in fiscal 2006 from $362 million in fiscal 2005. Organic net sales of growth 5.9% in fiscal 2006 was driven by demand for equipment related to the federally mandated public safety channel re-banding program. The impact of foreign currency translation was minimal.

        Wireless Systems' operating income increased $9 million, or 19.6%, to $55 million in fiscal 2006 from $46 million in fiscal 2005 primarily as a result of increased sales. Wireless Systems' fiscal 2006 operating income was negatively impacted by $2 million related to the adoption of SFAS No. 123R in fiscal 2006.

Non-Operating Items

  Interest Expense, Net

        Interest expense, net was $178 million in fiscal 2007, as compared to $208 million in fiscal 2006 and $248 million in fiscal 2005. The decrease of $30 million, or 14.4%, in fiscal 2007 from fiscal 2006 was driven by lower average debt levels. Decreases in net interest expense allocated by Tyco International were partially offset by interest incurred on our unsecured senior bridge loan and unsecured senior revolving credit facilities. The decrease of $40 million, or 16.1%, in fiscal 2006 from fiscal 2005 was driven by a reduction in net interest expense allocated by Tyco International reflecting lower average debt levels offset by higher borrowing rates.

        A portion of Tyco International's net interest expense was allocated to us through June 1, 2007. During fiscal 2007, 2006, and 2005, we were allocated net interest expense of $130 million, $201 million, and $239 million, respectively, which includes the effects of Tyco International's interest rate swaps. Management believes the interest expense allocation basis was reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for these periods.

  Other Expense, Net

        Other expense, net of $219 million in fiscal 2007 includes an allocation from Tyco International of $232 million for loss on retirement of debt. Additionally, in fiscal 2007, we recorded other income of $13 million associated with Tyco International's and Covidien's share of certain contingent tax liabilities for unresolved tax matters of legacy Tyco International.

        Other expense, net of $365 million in fiscal 2005 consisted primarily of an expense allocation from Tyco International related to our portion of Tyco International's loss on retirement of debt.

  Income Taxes

        Our effective tax rate for fiscal 2007 includes the effects of the pre-tax charges recorded in connection with the allocated class action settlement and the allocated loss on the retirement of debt for which no tax benefits were recorded. These impacts on the effective tax rate in fiscal 2007 were $312 million and $81 million, respectively. In addition, the fiscal 2007 effective tax rate reflects tax detriments related to increased borrowings in order to fund the class action settlement escrow and our separation from Tyco International.

        Our effective income tax rate was 5.3% and 26.9% for fiscal 2006 and 2005, respectively. The effective tax rate in fiscal 2006 includes a net release of $268 million of deferred tax asset valuation allowances in connection with improved profitability in certain jurisdictions, principally the U.S. Our U.S. results of operations in fiscal 2006 combined with other available evidence, including projections of future taxable income, indicated that it is more likely than not we will realize additional deferred tax assets in the future and accordingly the related valuation allowance was reduced. In addition to the valuation allowance release, effective tax rate was impacted by a $39 million state tax benefit recognized in fiscal 2006, primarily related to the Tyco Global Network divestiture, as well as $87 million of tax benefits associated with the receipt of a favorable non-U.S. tax ruling permitting the deduction of historical debt retirement costs. The effective tax rate in fiscal 2005 reflects the release of $129 million of deferred tax asset valuation allowances and $105 million of benefits recognized related to the Tyco Global Network divestiture, principally in the U.S.

        The valuation allowance for deferred tax assets of $703 million and $611 million at fiscal year end 2007 and 2006, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. We believe that we will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on our Consolidated and Combined Balance Sheets. The valuation allowance was calculated in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires a valuation allowance to be established or maintained when it is "more likely than not" that all or a portion of deferred tax assets will not be realized.

        The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities and related interest for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards, as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon eventual settlement with the tax authorities. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities and related interest. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. Substantially all of these potential tax liabilities and related interest are recorded in income taxes on the Consolidated and Combined Balance Sheets as payment is not expected within one year.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or we have concluded that no additional tax liability will arise as a result of distribution of such earnings. A liability could arise if our intentions to permanently reinvest such earnings were to change and amounts were distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

  (Loss) Income from Discontinued Operations, Net of Income Taxes

        Loss from discontinued operations was $376 million in fiscal 2007. During the third quarter of fiscal 2007, a plan was approved to divest our Power Systems business and, in connection with the approval, we recorded a $435 million after-tax, $585 million pre-tax, impairment charge. As discussed above, subsequent to year end, we entered into a definitive agreement to sell the Power Systems business. In the first quarter of fiscal 2007, we consummated the sale of the Printed Circuit Group business for $227 million in net cash proceeds and recorded a $45 million pre-tax gain on the sale.

        Loss from discontinued operations was $246 million in fiscal 2006 and income from discontinued operations was $154 million in fiscal 2005, reflecting the operating results of the Radio Frequency Components and Subsystem, Power Systems, and Printed Circuit Board businesses as well as a goodwill impairment of $316 million recorded during fiscal 2006 related to the Radio Frequency Components and Subsystem reporting unit, which was a reporting unit in the Wireless Systems segment prior to reclassification to held for sale.

        See Note 5 to our Consolidated and Combined Financial Statements included in this Report for further information regarding discontinued operations.

  Cumulative Effect of Accounting Change

        During fiscal 2006, we adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB No. 143." Accordingly, we have recognized asset retirement obligations of $16 million and property, plant, and equipment, net of $4 million, of which $2 million and $1 million are reflected in liabilities and assets of discontinued operations, respectively, in our Combined Financial Statements at fiscal year end 2006. In addition, we recorded a cumulative effect of accounting change which resulted in an $8 million after-tax, $12 million pre-tax, loss. See Note 2 to our Consolidated and Combined Financial Statements included in this Report for more information on FIN 47.

        During fiscal 2005, we changed the measurement date for our pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. We believe that the one-month change of measurement date was a preferable change as it allows management adequate time to evaluate and report the actuarial information in our Consolidated and Combined Financial Statements under the accelerated reporting deadlines. As a result of this change, we recorded an $11 million after-tax, $13 million pre-tax, gain cumulative effect of accounting change in fiscal 2005. See Note 15 to our Consolidated and Combined Financial Statements included in this Report for more information on retirement plans.

  Change in Fiscal Year and Reporting Calendar Alignment

        Effective October 1, 2004, we changed our fiscal year end from a calendar fiscal year ending September 30th to a "52-53 week" year ending on the last Friday of September, so that each quarterly period would be 13 weeks in length. For fiscal years in which there are 53 weeks, the fourth quarter reporting period will be 14 weeks, with the first such occurrence taking place in fiscal 2011. The impact of this change was not material to the Combined Financial Statements. Net income for the transition period related to this change was $21 million after-tax, $29 million pre-tax, and was reported within equity.

Liquidity and Capital Resources

        The following table summarizes the sources of our cash flow from operating activities and the use of a portion of that cash in our operations for fiscal 2007, 2006, and 2005:

	Fiscal
	2007	2006	2005
	(in millions)
Income from operations	$716	$1,742	$1,961
Allocated class action settlement costs, net	887	—	—
Non-cash restructuring and other charges (credits), net	23	4	(16)
Gain on divestiture	—	—	(301)
Depreciation and amortization	514	459	461
Deferred income taxes	163	(14)	(65)
Provisions for losses on accounts receivable and inventory	82	62	74
Other, net	(2)	6	3
Income tax advance payment	(163)	—	—
Changes in assets and liabilities, net	(43)	(346)	(58)
Interest income	53	48	44
Interest expense	(231)	(256)	(292)
Income tax expense	(491)	(81)	(363)

Net cash provided by operating activities	$1,508	$1,624	$1,448

Other cash flow items:
Capital expenditures	$(875)	$(519)	$(467)
Divestiture of businesses	227	—	130

        Net cash provided by operating activities in fiscal 2007 was $1,508 million compared to $1,624 million in fiscal 2006. Cash provided by operating activities was negatively impacted by a $163 million advance payment to the Internal Revenue Service ("IRS") related to shared tax liabilities. The net change in assets and liabilities was a cash decrease of $43 million. The components of this change are set forth in the Consolidated and Combined Statements of Cash Flows and include increases in inventory of $111 million offset by increases in accrued and other current liabilities of $103 million. Although overall inventory levels increased in fiscal 2007, we continued to make progress in reducing days of inventory on hand. Inventory days were 72 at September 28, 2007 compared to 75 at September 29, 2006. Increases in accrued and other current liabilities at fiscal year end 2007 resulted from our dividend payable and increased restructuring activity in fiscal 2007.

        We continue to fund capital expenditures to support new programs and to invest in machinery and our manufacturing facilities to further enhance productivity and manufacturing capabilities. Capital spending increased $356 million in fiscal 2007 to $875 million as compared to $519 million in fiscal 2006. During fiscal 2007, we exercised our option to buy five cable-laying sea vessels that were previously leased to us and used by the Undersea Telecommunications segment at a cost of $280 million, which was reflected as a capital expenditure. Capital spending in fiscal 2007 also increased to support our increased sales activities. We expect long-term capital investment levels of approximately 4% to 5% of net sales each year.

        In fiscal 2007, we received $227 million in net cash proceeds related to the sale of the Printed Circuit Group business. Also, during fiscal 2007, we funded our portion of the class action settlement escrow for $928 million. Related net class action settlement costs of $887 million were recognized in fiscal 2007.

        The amount of pension and postretirement benefit contributions reflected in fiscal 2007, 2006, and 2005 were $71 million, $69 million, and $81 million, respectively. These amounts include voluntary pension contributions of $24 million in fiscal 2005. We anticipate pension contributions to be $70 million to $80 million per year on an ongoing basis before consideration of voluntary contributions.

        The amount of income taxes paid, net of refunds, during fiscal 2007 was $450 million, including the $163 million related to the advance payment to the IRS for legacy tax liabilities.

  Capitalization

        Total debt at September 28, 2007 was $3,378 million. At fiscal year end 2006, total debt was $3,662 million of which $3,510 million was due to Tyco International. The amount due to Tyco International represents the portion of Tyco International's consolidated debt that was proportionately allocated to us based on our historical funding requirements. We believe the debt allocation basis was reasonable based on our historical financing needs. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company nor do these amounts represent actual indebtedness owed to Tyco International.

        During September 2007, Tyco Electronics Group S.A. ("TEGSA"), a wholly-owned subsidiary of the Company, issued $800 million principal amount of its 6.00% senior notes due 2012, $750 million principal amount of its 6.55% senior notes due 2017, and $500 million principal amount of its 7.125% senior notes due 2037, all of which are fully and unconditionally guaranteed by us. TEGSA offered the senior notes in the U.S. to qualified institutional buyers pursuant to Rule 144A of the Securities Act. In addition, the initial purchasers, through their respective selling agents, sold less than one-half of one percent of the senior notes outside the U.S. pursuant to Regulation S under the Securities Act. In connection with the issuance of the senior notes, we and TEGSA entered into a registration rights agreement with the initial purchasers under which we and TEGSA agreed, for the benefit of the holders of the senior notes, to file with the SEC an exchange offer registration statement within 210 days after the date of the original issue of the notes. Net proceeds from the sales of the senior notes were used to repay a portion of borrowings under the unsecured senior bridge loan facility.

        In April 2007, TEGSA entered into a $2,800 million unsecured senior bridge loan facility. We are the guarantor of the bridge facility which had an original maturity date of April 23, 2008. On August 31, 2007, we and TEGSA amended the unsecured bridge loan facility to permit, at TEGSA's option, an extension of the maturity from April 23, 2008 to April 22, 2009. Borrowings under the bridge facility bear interest, at TEGSA's option, at a base rate or the London interbank offered rate ("LIBOR") plus a margin dependent on TEGSA's credit ratings and the amount drawn under the facility. TEGSA is required to pay an annual facility fee ranging from 4.5 to 12.5 basis points depending on its credit ratings. The bridge facility contains provisions that may require mandatory prepayments or reduction of unused commitments if we or TEGSA issue debt or equity. In May 2007, tranche B was added to the bridge facility, increasing the amount of the facility by $775 million. All balances under tranche B of the facility were paid off and all commitments under tranche B were cancelled in August 2007. Borrowings under the bridge facility were used to fund a portion of Tyco International's debt tender offers, to repay a portion of Tyco International's existing bank credit facilities, and to fund our portion of Tyco International's class action settlement escrow. See Note 16 to our Consolidated and Combined Financial Statements included in this Report for further information regarding the class action settlement.

        Additionally, in April 2007, TEGSA entered into a five-year unsecured senior revolving credit facility. We are the guarantor of the revolving credit facility. The commitments under the revolving credit facility are $1,500 million. Interest and fees under the revolving credit facility are substantially the same as under the bridge loan facility. The revolving credit facility will be used for working capital, capital expenditures, and other corporate purposes.

        As of September 28, 2007, TEGSA had $700 million outstanding under the five-year unsecured senior revolving credit facility, which bore interest at the rate of 5.38%. Also, as of September 28, 2007, TEGSA had $550 million of indebtedness outstanding under the unsecured bridge loan facility, which bore interest at the rate of 5.47%.

        During the third quarter of fiscal 2007, we conducted a tender offer to purchase for cash our subsidiary's 7.2% notes due 2008 amounting to $86 million. Approximately $67 million, or 78%, of the notes were tendered and extinguished.

        Our debt agreements contain financial and other customary covenants. None of these covenants are presently considered restrictive to our operations. As of September 28, 2007, we were in compliance with all of our debt covenants.

        The September 2007 senior notes referred to above are subject to an exchange and registration rights agreement under which if certain registration requirements are not met by the required time or registration is withdrawn or is subject to an effective stop order, there may be a registration default, requiring payment by us of liquidated damages in the form of special interest at a rate of 0.25% per annum for the first 90 days of such registration default, and at a rate of 0.50% thereafter, until such registration default is cured. As of September 28, 2007, we have determined that the likelihood of a registration default is remote and have not accrued any special interest.

        In November 2007, TEGSA commenced issuing commercial paper to U.S. institutional accredited investors and qualified institutional buyers in accordance with available exemptions from the registration requirements of the Securities Act, as part of our ongoing effort to enhance financial flexibility and to potentially decrease the cost of borrowings. Borrowings under the commercial paper program are backed by the five-year senior unsecured revolving credit facility.

        In September 2007, our board of directors declared a regular quarterly cash dividend of $0.14 per common share. The dividend was paid on November 9, 2007. Future dividends to holders of our common shares, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, statutory requirements of Bermuda law, contractual restrictions, and other factors that the board of directors may deem relevant.

        In September 2007, our board of directors authorized a share repurchase program of $750 million to purchase a portion of our outstanding common shares. No common shares were repurchased under this program in fiscal 2007.

        Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations, the overall capacity and terms of our financing arrangements as discussed above, and access to the capital and money markets as well as other sources of funding. Given the volatility in the financial markets, we continue to monitor the markets closely and take steps to maintain financial flexibility and an appropriate capital structure.

        On September 19, 2005, we were awarded a contract to build and operate the statewide private radio system for the State of New York. Under the contractual terms, this is a 20-year contract that requires us to build the network and lease it to the State. As we build the network over the next five years, we will need to invest approximately $500 to $550 million. As of September 28, 2007, we have invested $28 million, primarily consisting of inventory. We expect that in fiscal 2008 we will invest approximately $50 to $75 million which will be funded by cash generated from operations.

Commitments and Contingencies

        The following table provides a summary of our contractual obligations and commitments for debt, minimum lease payments obligations under non-cancelable leases, and other obligations at fiscal year end 2007.

		Payments due by fiscal year
	Total	2008	2009	2010	2011	2012	There- after
	(in millions)
Debt(1)	$3,378	$555	$20	$1	$1	$1,500	$1,301
Operating leases	546	117	90	71	52	41	175
Purchase obligations(2)	92	92	—	—	—	—	—

Total contractual cash obligations(3)	$4,016	$764	$110	$72	$53	$1,541	$1,476

(1)
Excludes interest.

(2)
Purchase obligations consist of commitments for purchases of goods and services.

(3)
Total contractual cash obligations in the table above exclude pension and postretirement benefit obligations, income taxes, and other long-term liabilities.

We have pension and postretirement benefit obligations to certain employees and former employees. We are obligated to make contributions to our pension plans and postretirement benefit plans; however, we are unable to determine the amount of plan contributions due to the inherent uncertainties of obligations of this type, including timing, interest rate charges, investment performance, and amounts of benefit payments. We expect to contribute $73 million to pension and postretirement benefit plans in fiscal 2008 and $70 million to $80 million per year on an ongoing basis, before consideration of voluntary contributions. These plans and our estimates of future contributions and benefit payments are more fully described in Note 15 to the Consolidated and Combined Financial Statements included in this Report.

Income taxes and other long-term liabilities are excluded from the table above as we are unable to estimate the timing of payment for these items.

        At September 28, 2007, we had outstanding letters of credit and letters of guarantee in the amount of $277 million.

        At September 28, 2007, we had a contingent purchase price commitment of $80 million related to the fiscal 2001 acquisition of Com-Net by the Wireless Systems segment. This represents the maximum amount payable to the former shareholders of Com-Net only after the construction and installation of a communications system for the State of Florida is finished and the State has approved the system based on the guidelines set forth in the contract. A liability for this contingency has not been recorded in our Consolidated and Combined Financial Statements as the outcome of this contingency currently is not estimable.

  Income Tax Matters

        Our income tax returns are periodically examined by various tax authorities. In connection with these examinations, tax authorities, including the IRS, have raised issues and proposed tax adjustments. We and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable and which relate specifically to the Tyco Electronics business have been recorded in our Consolidated and Combined Financial Statements. In addition, we may be required to pay additional taxes for contingencies not related to the electronics businesses as a result of the tax liability sharing arrangements with Tyco International and Covidien entered into upon Separation.

        In fiscal 2004, in connection with the IRS audit of the fiscal 1997 through 2000 years, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through fiscal 2002. On the basis of previously accepted amendments, we have determined that acceptance of these adjustments is probable and, accordingly, have recorded them, as well as the impacts of the adjustments accepted by the IRS, in the Consolidated and Combined Financial Statements. These adjustments resulted in a $205 million net decrease in deferred income tax assets and a $205 million decrease in income taxes in fiscal 2006. Such adjustments did not have a material impact on our results of operations or cash flows.

        During the fourth quarter of fiscal 2007, Tyco International completed proposed amendments to a portion of its U.S. federal income tax returns for the 2001 through 2005 fiscal periods, which primarily reflected the roll forward of the previous amendments for the 1997 to 2002 fiscal periods. These adjustments resulted in a $9 million increase to the tax provision on our Consolidated and Combined Financial Statements in fiscal 2007. Tyco International continues to complete proposed adjustments to the remainder of its U.S. federal income tax returns for periods subsequent to fiscal 2002. When our tax return positions are updated, additional adjustments may be identified and recorded in the Consolidated Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, we believe that any resulting adjustments will not have a material impact on our financial condition, results of operations, or cash flows.

        During the third quarter of fiscal 2007, the IRS concluded its field examination of certain of Tyco International's U.S. federal income tax returns for the years 1997 though 2000 and issued anticipated Revenue Agents' Reports which reflect the IRS' determination of proposed tax adjustments for the periods under audit. The Revenue Agents' Reports propose tax audit adjustments to certain of Tyco International's previously filed tax return positions, all of which Tyco International expected and previously assessed at each balance sheet date. Accordingly, we have made no additional provision during fiscal 2007 with respect to our share of the proposed audit adjustments in the Revenue Agents' Reports.

        Tyco International has agreed with the IRS on adjustments totaling $498 million, with an estimated cash impact to Tyco International of $458 million, and during the third quarter of fiscal 2007, Tyco International paid $458 million. Our portion of this payment reduced income taxes on the Consolidated Balance Sheet by $163 million. Currently, it is our understanding that Tyco International will appeal other proposed tax audit adjustments totaling approximately $1 billion and intends to vigorously defend its prior filed tax return positions. We continue to believe that the amounts recorded in our Consolidated and Combined Financial Statements relating to these tax adjustments are sufficient. However, the ultimate resolution of these matters is uncertain and could result in a material impact to our financial position, results of operations, or cash flows. In addition, ultimate resolution of these matters could result in Tyco International filing amended U.S. federal income tax returns for years subsequent to the current fiscal 1997 to 2000 audit period and could have a material impact on our effective tax rate in future reporting periods.

        Additionally, the IRS proposed civil fraud penalties against Tyco International arising from alleged actions of former executives in connection with certain intercompany transfers of stock in 1998 and 1999. Based on statutory guidelines, we estimate the proposed penalties could range between $30 million and $50 million. Any penalty imposed would be subject to sharing with Tyco International and Covidien under the Tax Sharing Agreement. Currently, it is our understanding that Tyco International will vigorously oppose the assertion of any such penalties.

        In connection with the Separation, we entered into a Tax Sharing Agreement that generally governs Covidien's, Tyco Electronics', and Tyco International's respective rights, responsibilities, and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code or certain internal transactions undertaken in anticipation of the spin-offs to qualify for tax-favored treatment under the Code.

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, we entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify us for 69% of all liabilities settled by Tyco Electronics with respect to unresolved legacy tax matters. Pursuant to that indemnification, we have made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, we would be responsible for a portion of the defaulting party or parties' obligation.

        Upon Separation, $930 million of Tyco International's contingent tax liabilities related to unresolved tax matters were transferred to us in accordance with the Tax Sharing Agreement. In addition, we recorded a receivable from Tyco International and Covidien of $675 million on the Consolidated Balance Sheet at June 29, 2007 relating to indemnifications made by Tyco International and Covidien under the Tax Sharing Agreement. During the fourth quarter of fiscal 2007, an analysis of the tax reserves held by the Company, Tyco International, and Covidien indicated that we are the primary obligor for an additional $161 million of tax and related interest for which reserves had been recorded on the books of Tyco International and Covidien. Accordingly, the amounts recorded by us upon Separation for contingent tax liabilities and the corresponding assets for indemnifications made by Tyco International and Covidien were increased to reflect these additional amounts. The initial liability at Separation and the adjustment made in the fourth quarter of fiscal 2007 were reflected as adjustments to contributed surplus on the Consolidated Balance Sheet.

        Our contractual obligation under the Tax Sharing Agreement is 31% of legacy Tyco International contingent tax liabilities, or $675 million. This net obligation is comprised of shared contingent tax liabilities of $1,223 million, adjusted for the contractual obligations among the parties to the Tax Sharing Agreement. These contractual obligations consist of a $844 million receivable from Tyco International and Covidien related to our shared contingent tax liabilities, a $198 million liability applicable to Tyco International and Covidien contingent tax liabilities, and a $98 million liability under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," related to the estimated fair value of future indemnifications made under the Tax Sharing Agreement. See further discussion in Note 13 to the Consolidated and Combined Financial Statements included in this Report. The actual amounts that we may be required to ultimately accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years. See Note 17 to the Consolidated and Combined Financial Statements included in this Report for additional information regarding our responsibility for contingent tax liabilities.

  Legal Matters

        In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements, and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect that these proceedings will have a material adverse effect on our financial position. However, one or more of the proceedings could have a material adverse effect on our results of operations for a future period. See "Part I. Item 3. Legal Proceedings" of our Annual Report on Form 10-K for the fiscal year ended September 28, 2007 and Note 16 to the Consolidated and Combined Financial Statements included in this Report for further information regarding legal proceedings.

        Prior to the announcement of the planned separation in January 2006, Tyco International and certain former directors and officers were named as defendants in several lawsuits relating to securities class action, shareholder lawsuits, and ERISA related litigation. As a part of the Separation and Distribution Agreement, any existing or potential liabilities related to this outstanding litigation have been allocated among Tyco International, Covidien, and us. We are responsible for 31% of potential liabilities that may arise upon the settlement of the pending litigation. If Tyco International or Covidien were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts. Subject to the terms and conditions of the Separation and Distribution Agreement, Tyco International will manage and control all the legal matters related to assumed contingent liabilities, including the defense or settlement thereof, subject to certain limitations. The liability sharing provisions regarding these class actions are set forth in the Separation and Distribution Agreement among Tyco International, Tyco Electronics, and Covidien.

Off-Balance Sheet Arrangements

        Certain of our segments have guaranteed the performance of third-parties and provided financial guarantees for uncompleted work and financial commitments. The terms of these guarantees vary with end dates ranging from fiscal 2008 through the completion of such transactions. The guarantees would be triggered in the event of nonperformance and the potential exposure for nonperformance under the guarantees would not have a material effect on our financial position, results of operations, or cash flows.

        In disposing of assets or businesses, we often provide representations, warranties, and/or indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability for investigation and remediation of environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations, or cash flows.

        We have recorded liabilities for known indemnifications included as part of environmental liabilities. See Note 16 Consolidated and Combined Financial Statements included in this Report for a discussion of these liabilities.

        At September 29, 2006, we had an off-balance sheet leasing arrangement for five cable laying sea vessels. Upon expiration of this lease in October 2006, we exercised our option to buy these vessels for $280 million and, accordingly, the residual guarantee of $54 million was settled.

        In the normal course of business, we are liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations, or cash flows.

        Pursuant to the Separation and Distribution Agreement and Tax Sharing Agreement, upon Separation, we entered into certain guarantee commitments and indemnifications with Tyco International and Covidien. Under these agreements, principally the Tax Sharing Agreement, Tyco International, Covidien, and Tyco Electronics share 27%, 42%, and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. The effect of the Tax Sharing Agreement is to indemnify us for 69% of all liabilities settled by us with respect to unresolved legacy tax matters. Pursuant to that indemnification, we have made similar indemnifications to Tyco International and Covidien with respect to 31% of all liabilities settled by the companies with respect to unresolved legacy tax matters. If any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, we would be responsible for a portion of the defaulting party or parties' obligation. These arrangements have been valued upon our separation from Tyco International with the assistance of a third-party valuation firm in accordance with FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and, accordingly, liabilities amounting to $98 million were recorded on the Consolidated Balance Sheet at September 28, 2007. See Notes 13 and 17 to the Consolidated and Combined Financial Statements included in this Report for additional information.

        We record estimated product warranty costs at the time of sale. See Note 13 to the Consolidated and Combined Financial Statements included in this Report for further information regarding estimated product warranty.

Critical Accounting Policies and Estimates

        The preparation of the Consolidated and Combined Financial Statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Our significant accounting policies are summarized in Note 2 to our Consolidated and Combined Financial Statements included in this Report. The following noted accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.

  Revenue Recognition

        Our revenue recognition policies are in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," and SAB No. 104, "Revenue Recognition," as issued by the SEC and other applicable guidance.

        Our revenues are generated principally from the sale of our products. Revenue from the sales of products is recognized at the time title and the risks and rewards of ownership pass. This time is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable, and collection is reasonably assured. For those items where title has not yet transferred, we have deferred the recognition of revenue. A reserve for estimated returns is established at the time of sale based on historical return experience and is recorded as a reduction of sales. Other allowances include customer quantity and price discrepancies. A reserve for other allowances is established at the time of sale based on historical experience and is recorded as a reduction of sales.

        Contract sales for construction related projects are recorded primarily on the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost to completion. Cost to completion is measured based on the ratio of actual cost incurred to total estimated cost. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable. Contract sales for construction related projects are generated primarily within our Wireless Systems and Undersea Telecommunications segments.

  Inventories

        Inventories are stated at the lower of cost or market value. Provisions for slow moving and obsolete inventory are made based upon product demand and historical experience. Should future product demand change, existing inventory could become slow moving or obsolete and provisions would be increased accordingly.

  Goodwill and Other Intangible Assets

        Intangible assets acquired include both those that have a determinable life and residual goodwill. Intangible assets with a determinable life include primarily intellectual property consisting of patents, trademarks, and unpatented technology with estimates of recoverability ranging from 3 to 50 years that are amortized on a straight-line basis. An evaluation of the remaining useful life of intangible assets with a determinable life is performed on a periodic basis when events and circumstances warrant an evaluation. We assess intangible assets with a determinable life for impairment consistent with our policy for assessing other long-lived assets. Goodwill is assessed for impairment separately from other intangible assets with a determinable life by comparing the carrying value of each reporting unit to its fair value on the first day of the fourth quarter of each year or whenever we believe a triggering event requiring a more frequent assessment has occurred. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions, and market place data. There are inherent uncertainties related to these factors, and management's judgment in applying them to the analysis of goodwill impairment. Since management's judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated.

        When testing for goodwill impairment, we follow the guidance prescribed in SFAS No. 142, "Goodwill and Other Intangible Assets." First, we perform a step I goodwill impairment test to identify a potential impairment. In doing so, we compare the fair value of a reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, goodwill may be impaired and a step II goodwill impairment test is performed to measure the amount of any impairment loss. In the step II goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        Estimates about fair value used in the step I goodwill impairment tests have been calculated using an income approach based on the present value of future cash flows of each reporting unit. The income approach has been supported by additional transaction and guideline analysis. These approaches incorporate many assumptions including future growth rates, discount factors, and income tax rates in assessing fair value. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods.

  Income Taxes

        In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

        In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years, and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal, and international pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

        We currently have recorded significant valuation allowances that we intend to maintain until it is more likely than not the deferred tax assets will be realized. Our income tax expense recorded in the future will be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. If a change in a valuation allowance occurs, which was established in connection with an acquisition, the adjustment of such allowance may affect goodwill rather than the income tax provision.

        Changes in tax laws and rates also could affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on our results of operations, cash flows, or financial position.

        In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities as well as related interest for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes and related interest will be due. These tax liabilities and related interest are reflected net of the impact of related tax loss carryforwards, as such tax loss carryforwards will be applied against these tax liabilities and will reduce the amount of cash tax payments due upon the eventual settlement with the tax authorities. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in income taxes on the Consolidated and Combined Balance Sheet as payment is not expected within one year.

  Pension and Postretirement Benefit

        Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality, and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations to be paid under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase our present value of pension obligations by $106.3 million, while a 25 basis point increase in the discount rate would decrease our present value of pension obligations by $101.6 million. We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term rate of return on plan assets. A 50 basis point decrease in the expected long-term return on plan assets would increase our pension expense by $9.8 million, while a 50 basis point increase in the expected long-term return on plan assets would decrease our pension expense by $9.8 million.

  Share-Based Compensation

        We adopted SFAS No. 123R, "Share-Based Payment," on October 1, 2005 using the modified prospective transition method. Under SFAS No. 123R, we determine the fair value of share awards on the date of grant using the Black-Scholes valuation model. The Black-Scholes model requires certain assumptions that involve judgment. Such assumptions are the expected stock price volatility, expected annual dividend yield, expected life of options, and risk-free interest rate. (See Note 23 to the Consolidated and Combined Financial Statements included in this Report for additional information related to share-based compensation.) An increase in the volatility of the Company's stock will increase the amount of compensation expense on new awards. An increase in the holding period of options will also cause an increase in compensation expense. Dividend yields and risk-free interest rates are less difficult to estimate, but an increase in the dividend yield will cause a decrease in expense and an increase in the risk-free interest rate will increase compensation expense.

Accounting Pronouncements

  Recently Adopted Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. We currently use a measurement date of August 31st. SFAS No. 158 also requires additional disclosure in the notes to the financial statements. The measurement date provisions will become effective for us in fiscal 2009. We are currently assessing the impact of the measurement date change provision on our results of operations, financial position, or cash flows. We adopted the funded status recognition provisions at September 28, 2007. The incremental effects of adopting the standard on the Consolidated Balance Sheet are increases of $386 million in long-term pension and postretirement benefit liabilities, $16 million in accrued and other current liabilities, and $55 million in other assets. The impact of adoption also resulted in additional net deferred tax assets of $122 million. The impact of adoption to accumulated other comprehensive income, a component of equity, was a reduction of $225 million. There was no impact on pension or other postretirement benefit expense, cash flows, or benefits plans in fiscal 2007. On-going compliance with the standard will not impact pension or other postretirement benefit expense, cash flows, or benefit plans. See Note 15 to the Consolidated and Combined Financial Statements included in this Report for further discussion of the implementation of the recognition provisions of SFAS No. 158.

        In September 2006, the SEC issued SAB No. 108, "Considering the Effect of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 provides guidance on evaluating the materiality of prior periods' misstatements, quantifying the effects of correcting misstatements in the current period and criteria for restatement of prior periods. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We adopted this guidance effective for fiscal 2007. This adoption did not have a material impact on our results of operations, financial position, or cash flows.

  Recently Issued Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141R, "Business Combinations." SFAS No. 141R replaces SFAS No. 141 and addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and noncontrolling interests in business combinations. SFAS No. 141R is effective for us in the first quarter of fiscal 2010. We are currently assessing the impact that SFAS No. 141R will have on our results of operations, financial position, or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements." SFAS No. 160 addresses the accounting and reporting framework for minority interests by a parent company. SFAS No. 160 is effective for us in the first quarter of fiscal 2010. We are currently assessing the impact that SFAS No. 160 will have on our results of operations, financial position, or cash flows.

        In June 2007, the FASB Emerging Issues Task Force ("EITF") issued EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires that a realized income tax benefit from dividends or dividend equivalent units paid on unvested restricted shares and restricted share units be reflected as an increase in contributed surplus and reflected as an addition to our excess tax benefit pool, as defined under SFAS No. 123R. EITF 06-11 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact that EITF 06-11 will have on our results of operations, financial position, or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact that SFAS No. 159 will have on our results of operations, financial position, or cash flows.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. SFAS No. 157 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact, if any, that SFAS No. 157 will have on our results of operations or financial position.

        In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 and related interpretations are effective for us in the first quarter of fiscal 2008. The cumulative effect of adoption will be recorded as an adjustment to the opening balance of retained earnings for fiscal 2008. We are currently assessing the expected impact of adopting FIN 48. Based upon our evaluation to date, we estimate that the adjustment to the opening balance of retained earnings will be $100 to $200 million. This adjustment includes an estimated net increase in contingent liabilities upon adoption of FIN 48 of $300 to $400 million, excluding interest, reduced by the portion of these contingent liabilities for which Tyco International and Covidien are contractually obligated under the terms of our Tax Sharing Agreement. See Note 17 to the Consolidated and Combined Financial Statements included in this Report for additional information regarding responsibilities for unresolved legacy tax matters.

Forward-Looking Information

        Certain statements in this report are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition, and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "should," or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties, and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we file this report except as required by law.

        Among the risks that could cause our results to differ materially from those expressed in forward-looking statements are the risks described in "Part I. Item 1A. Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended September 28, 2007. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business.

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  Exhibit 99.2
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Liquidity and Capital Resources
Commitments and Contingencies
Off-Balance Sheet Arrangements
Critical Accounting Policies and Estimates
Accounting Pronouncements
Forward-Looking Information